UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           August 3, 2018

Superior Group of Companies, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-05869	11-1385670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10055 Seminole Blvd., Seminole, Florida (Address of principal executive offices)		33772 (Zip Code)

Registrant's telephone number including area code: (727) 397-9611

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2018 (the “Effective Date”), Andrew D. Demott, Jr. resigned from his position as Chief Financial Officer and Treasurer of Superior Group of Companies, Inc. (the “Company”) effectively immediately. Mr. Demott remains the Chief Operating Officer (“COO”) of the Company. In addition, on the Effective Date the Board of Directors of the Company (the “Board”) appointed Mr. Demott to serve as a director of the Company effective immediately until the next annual meeting of shareholders.

On the Effective Date, the Board furthermore appointed Michael J. Attinella as the Company’s new Chief Financial Officer and Treasurer effectively immediately.

Mr. Attinella previously was employed by HSNi, a $3.7 billion NASDAQ listed leading electronic retailer, where he served as senior vice president and chief accounting officer of HSNi since 2008, and executive vice president and chief financial officer of HSN since 2013. Mr. Attinella began his tenure with HSNi in 2001 as vice president, controller. Previously, Mr. Attinella was vice president, controller at Catalina Marketing Corp., a strategic marketing firm in the consumer goods and retail sector. He also served various financial and operational responsibilities at Tech Data Corporation, one of the world’s largest technology wholesale distributors. Mr. Attinella has extensive financial, operational, governance and strategic experience and a deep knowledge of scaling high-growth companies. Mr. Attinella is 57 years of age.

In connection with Mr. Attinella’s appointment, the Company and Mr. Attinella executed an offer letter dated August 1, 2018 (the “Offer Letter”). Under the Offer Letter, Mr. Attinella will receive an annual salary of $250,000 and be eligible to (i) earn performance-based incentive compensation in accordance with Company policy and practice, and (ii) receive options for Company stock and restricted stock grants as determined by the Board.

The Offer Letter provides for a target incentive amount (“TIA”) as a percentage of base salary equal to 35% (pro-rated for fiscal year 2018) in connection with the Company’s annual incentive bonus program. In general, the annual incentive bonus ties incentive compensation to net earnings per share as reported in the Company’s audited financial statements adjusted for certain items (“BEPS”) and achievement of individual goals. Mr. Attinella’s BEPS level for 100% payout of the TIA for fiscal year 2018 is expected to be equal to $1.13 per share. The description of the Company’s annual incentive bonus program for 2018 is incorporated herein by reference to the section “Executive Compensation – Compensation Discussion and Analysis – The Elements of Compensation – Annual Incentive Bonus” in the Company’s proxy statement on Schedule 14A filed on March 20, 2018.

The Offer Letter also specifies that Mr. Attinella will be eligible to participate in health and welfare benefits generally available to employees of the Company. Finally, the Offer Letter provides that either party can terminate the relationship at any time with or without cause and with or without notice.

Item 5.05              Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On the Effective Date, the Board approved and adopted a new Code of Business and Ethical Conduct of the Company (the “New Code”).

The New Code revises the prior Code of Business and Ethical Conduct in that it, among other things, (i) assigns oversight responsibility for potential Code violations and potential conflicts of interest to the Audit Committee (with respect to the CEO, CFO, Treasurer, and persons performing similar functions) and to the Corporate Governance, Nominating, and Ethics Committee (with respect to other officers and directors), (ii) makes corresponding revisions to the compliance procedures and whistleblower policy, (iii) updates the Company’s policies on equal employment and social media, and (iv) introduces a new Anti-Corruption and Anti-Bribery policy.

The foregoing description of the revisions to the prior Code of Business and Ethical Conduct is qualified in its entirety by reference to the full text of the Code, which is filed as Exhibit 14.1 hereto and available on the Company’s website at http://ir.superiorgroupofcompanies.com/Governance. The information on the Company's website is not incorporated by reference in this current report.

Item 7.01.              Regulation FD Disclosure.

On August 6, 2018, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01.              Financial Statements and Exhibits.

(d)	Exhibits:

14.1	Superior Group of Companies, Inc. Code of Business and Ethical Conduct

99.1	Press release of the Company, dated August 6, 2018

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR GROUP OF COMPANIES, INC.

By:	/s/ Andrew D. Demott, Jr.
Name:	Andrew D. Demott, Jr.
Title:	Chief Operating Officer

 Date: August 6, 2018